UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 22, 2022

Poseida Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39376	47-2846548
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9390 Towne Centre Drive, Suite 200, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 779-3100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PSTX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 22, 2022 (the “Closing Date”), Poseida Therapeutics, Inc., its wholly-owned subsidiary (collectively, the “Company”), and Oxford Finance LLC (“Oxford”) entered into a loan and security agreement (the “Loan Agreement”), pursuant to which Oxford provided the Company with a term loan in the aggregate principal amount of $60.0 million (the “Term Loan”) on the Closing Date. Also on the Closing Date, the Company used a portion of the proceeds from the Term Loan to repay in full all indebtedness, liabilities and other obligations under, and terminated that certain loan and security agreement, dated July 25, 2017, as amended, restated, supplemented or otherwise modified from time to time, by and between the Company and Oxford (the “2017 Loan Agreement”). The Company currently anticipates the remaining net proceeds of approximately $28.3 million from the Term Loan will be used for working capital and to fund its general business requirements.

The Term Loan will mature on February 1, 2027 (the “Maturity Date”) and will have interest-only payments through April 1, 2025, followed by 23 equal monthly payments of principal and unpaid accrued interest. Upon the satisfaction of certain conditions set forth in the Loan Agreement, the interest only period may be extended through April 1, 2026, followed by 11 equal monthly payments of principal and unpaid accrued interest. The Term Loan will bear interest at a floating per annum rate equal to the greater of: (i) 7.94%, and (ii) the sum of (a) the 30-day U.S. Dollar LIBOR rate reported in The Wall Street Journal on the last business day of the month that immediately precedes the month in which the interest will accrue plus (b) 7.83%.

The Company will be required to make a final payment of 7.5% of the original principal balance of the Term Loan, payable on the earlier of: (i) the Maturity Date, (ii) acceleration of the Term Loan, or (iii) the prepayment of the Term Loan. The Loan Agreement provides for an option to prepay all or in increments of $5.0 million, of the borrowed amounts, provided that the Company will be obligated to pay a prepayment fee equal to 1.0% of the outstanding principal balance of the Term Loan if prepayment is made after the funding date through and including the second anniversary of the funding date, after which no prepayment penalty would be applied.

The Company’s obligations under the Loan Agreement are secured by a first priority security interest in substantially all of the Company’s current and future assets, other than its intellectual property. In addition, the Company has agreed not to encumber its intellectual property, except as permitted by the Loan Agreement. Prior to termination of the Loan Agreement, the Company is subject to a number of affirmative and restrictive covenants, generally consistent with the 2017 Loan Agreement, including covenants regarding dispositions of property, business combinations or acquisitions, restrictions on dividends and distributions, restrictions on indebtedness, liens and investments among other customary covenants, in each case subject to limited exceptions.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which will be filed as an exhibit with the Securities and Exchange Commission to Poseida Therapeutics, Inc.’s Annual Report on Form 10-K for the year ending December 31, 2021.

Item 1.02	Termination of a Material Definitive Agreement.

The information in Item 1.01 is incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated by reference into this Item 2.03.

Forward-Looking Statements

Statements contained in this report regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements related to the financial capacity available under the Loan Agreement and use of proceeds from the Term Loan. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Poseida Therapeutics, Inc.’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties described in Poseida Therapeutics, Inc.’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this report speak only as of the date on which they were made. Poseida Therapeutics, Inc. undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poseida Therapeutics, Inc.

Date: February 22, 2022	By:	/s/ Harry J. Leonhardt, Esq.
	Name:	Harry J. Leonhardt, Esq.
	Title:	General Counsel, Chief Compliance Officer & Corporate Secretary